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                                                                    EXHIBIT 99.1

CENTURY'S ACQUISITION OF NORDURAL SHARES RISES TO 100 PERCENT

            Monterey CA, March 29, 2004 -- Century Aluminum Company (NASDAQ:
CENX) and Columbia Ventures Corporation (CVC) announced today that Century will acquire from CVC 100 percent of the shares of Nordural hf, a primary aluminum producer in Iceland. The companies previously reported that Century would acquire an initial 49.9-percent share that could increase to 100 percent following the satisfaction of certain conditions. Those conditions have now been met, the companies reported. The transaction is still expected to close by May 31, 2004.

            Nordural owns a 90,000-metric-ton-per-year (mtpy) primary aluminum plant at Grundartangi, Iceland. The plant began operation in 1998. An expansion is planned that will double its capacity to 180,000 mtpy by 2006.

            The purchase price for CVC's entire interest is $150 million. In addition, Nordural has long-term, project debt of approximately $190 million. The agreement also provides for a contingent payment of $25 million to CVC upon the commencement of the expansion.

            Announcing the action, Century's Chairman and Chief Executive Officer Craig A. Davis said:

            "We are very pleased that we will acquire 100 percent of Nordural and its world-class primary aluminum facility. As announced earlier, this acquisition is a significant step forward in achieving Century's strategic goals of reducing our average cost to produce aluminum and geographically diversifying our asset base."

            Century currently owns 525,000 mtpy of primary aluminum capacity. It owns and operates the 170,000-mtpy plant at Ravenswood, WV and the 244,000-mtpy plant at Hawesville, KY. Century also owns a 49.67 percent interest in the 222,000-mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operating partner. Century's headquarters are in Monterey, CA.

            Columbia Ventures is a privately-owned investment company headquartered in Vancouver, WA. Subsequent to this transaction its remaining major investments will be in CTC Communications, the largest facilities-based Competitive Local Exchange Carrier headquartered in New England; Hibernia Atlantic, a transatlantic fiber-optic cable providing broadband connections between Boston, Halifax, Dublin and the United Kingdom; Og Vodafone, a full-service facilities-based telecommunications company in Iceland; Globalstar, the satellite telephony and data provider; Tecnol, an aluminum extruder in Mexico; and Columbia Commercial Building Products in Rockwall, Texas.

            Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary.

Editorial Contact:  A. T. Posti 831 643-9364